August 27, 2008

Maureen Duffy

Director, Communications

T: 856-309-4546

maureen.duffy@amwater.com

American Water Appoints New Member

to Board of Directors

VOORHEES, N.J., August 27, 2008 - American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today announced that Richard R. Grigg has been named as an independent member of the company's Board of Directors effective August 27, 2008.

"American Water is very fortunate to have Dick join our Board of Directors," said Don Correll, president and CEO of American Water. "He has a vast amount of experience in the utility industry, and brings a wealth of knowledge to our board that will help strengthen our company as we move forward. I am pleased to welcome him and look forward to the contributions and perspectives he will bring to our board."

Mr. Grigg currently serves as executive vice president of FirstEnergy Corp. and president of FirstEnergy Utilities Group. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. The Utilities Group he leads features the company's Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as executive vice president and chief operating officer.

Prior to joining FirstEnergy, Mr. Grigg had a distinguished, 34-year career at Wisconsin Energy Corporation (WEC), retiring as president and chief executive officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was president and chief operating officer.

Mr. Grigg currently serves on the board of trustees of the Akron Children's Hospital and the Northeast Ohio Council on Higher Education, and is an associate member of The President's Council in Cleveland, Ohio. Mr. Grigg is president and on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers.

A long-time member of the Board of Trustees for the Milwaukee Boys and Girls Club, Mr. Grigg also served as a member of the United Community Center; a member and chair of the Industrial Liaison Council with the Engineering School at the University of Wisconsin - Milwaukee; a member of the Board of Regents at the Milwaukee School of Engineering; and was a member of the Milwaukee Children's Hospital President's Council. Mr. Grigg is also a former member of the board of directors of the Electric Power Research Institute and the Ohio Valley Electric Corporation, and a former chair of the Wisconsin Utilities Association Power Generation Committee.

Mr. Grigg earned a Bachelor of Science and master's degree in mechanical engineering from the University of Wisconsin and is a registered professional engineer in the states of Ohio and Wisconsin. In 1999, he was named Engineer of the Year by the Engineers & Scientists of Milwaukee. In 2004, Mr. Grigg received an Honorary Doctorate in Commercial Science from the University of Wisconsin.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

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